Exhibit 97

INTERNATIONAL SEAWAYS, INC.

Incentive Compensation Recoupment Policy

The Board of Directors (the “Board”) of International Seaways, Inc. (together with its direct and indirect subsidiaries as the Board determines is applicable, the “Company”) has determined that it is in the best interest of the Company and its shareholders to implement and effect as of October 2, 2023 (the “Effective Date”), this Incentive Compensation Recoupment Policy (as may be amended and/or restated from time to time, this “Two-Part Clawback Policy”), comprised of Part A (Dodd-Frank Act Restatement Clawback Policy) and Part B (Supplemental Clawback Policy).

As of the Effective Date, Part B (Supplemental Clawback Policy) of this Two-Part Clawback Policy amends and restates the Incentive Compensation Recoupment Policy for Executive Officers (the “Prior Policy”), which was initially adopted by Overseas Shipholding Group, Inc. (“OSG”) on December 9, 2009 and was subsequently adopted by the Company in conjunction with the spin-off of the Company from OSG effective as of November 30, 2016. For the avoidance of doubt, the rights of recoupment that may be available to the Company prior to the Effective Date shall remain outstanding to the extent permitted pursuant to the Prior Policy and be governed by the terms and conditions of the Prior Policy.

Following the Effective Date, participants of this Two-Part Clawback Policy shall be required to execute and return to the Company the Acknowledgment and Acceptance Form attached hereto as Exhibit A, pursuant to which participants will acknowledge that the participant is bound by the terms of this Two-Part Clawback Policy; provided, however, that this Two-Part Clawback Policy shall apply to, and be enforceable against, each participant regardless of whether or not a participant (1) properly signs and returns to the Company such Acknowledgment and Acceptance Form, (2) is aware of his or her status as a participant, and (3) ceases employment or service with the Company.

With respect to terms defined in both Part A and Part B of this Two-Part Clawback Policy, the terms shall have the meaning assigned to them in each of Part A and Part B, as the context requires. The Board shall have the sole discretion, to the maximum extent permitted by applicable law, to choose to enforce Part A or Part B (or both), subject to the terms and conditions of this Two-Part Clawback Policy and applicable law. In no event, unless explicitly stated, shall Part A limit the applicability or enforceability of Part B and vice versa. Part A and Part B of this Two-Part Clawback Policy shall each be independent of and does not incorporate the other.

Part A: Dodd-Frank Act Restatement Clawback Policy

1.Purpose. The purpose of the Dodd-Frank Act Restatement Clawback Policy (this “Dodd-Frank Act Restatement Clawback Policy”) is to describe the circumstances in which Executive Officers will be required to repay or return Erroneously Awarded Compensation to the Company in accordance with the Clawback Rules.

2.Administration. The Board shall have full authority to administer this Dodd-Frank Act Restatement Clawback Policy. However, the Board’s discretion in the interpretation or application of this Dodd-Frank Act Restatement Clawback Policy shall only be permitted to the extent permitted by the Clawback Rules. Any determinations made by the Board shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by this Dodd-Frank Act Restatement Clawback Policy. Subject to any limitation under applicable law (including and all prohibition on discretion in the Clawback Rules and as set forth in Section 3(m)), the Board may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Dodd-Frank Act Restatement Clawback Policy (other than with respect to any recovery under this Dodd-Frank Act Restatement Clawback Policy involving such officer or employee).

3.Definitions. For purposes of this Dodd-Frank Act Restatement Clawback Policy, the following capitalized terms shall have the meanings set forth below.

(a)“Accounting Restatement” shall mean an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement). For the avoidance of doubt, an Accounting Restatement will not be deemed to occur in the event of a restatement of the Company’s financial statements due to a retrospective (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; or (v) revision for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.

(b)“Board” shall have the meaning as set forth in the preamble to the Incentive Compensation Recoupment Policy, as may be amended and/or restated from time to time.

(c)“Clawback Eligible Incentive Compensation” shall mean, with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such individual is serving as an Executive Officer at the time the Erroneously Awarded Compensation is required to be repaid to the Company), all Incentive-based Compensation Received by such individual: (i) on or after the Effective Date; (ii) after beginning service as an Executive Officer; (iii) while the Company has a class of securities listed on the Listing Exchange; and (iv) during the applicable Clawback Period.

(d)“Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(e)“Clawback Rules” shall mean Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC thereunder (including Rule 10D-1 under the Exchange Act) or the Listing Exchange pursuant to Rule 10D-1 under the Exchange Act (including Section 303A.14 of the New York Stock Exchange Listed Company Manual), in each case as may be in effect from time to time.

(f)“Company” shall have the meaning set forth in the preamble to the Incentive Compensation Recoupment Policy, as may be amended and/or restated from time to time.

(g)“Effective Date” shall have the meaning set forth in the preamble to the Incentive Compensation Recoupment Policy, as may be amended and/or restated from time to time.

(h)“Erroneously Awarded Compensation” shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Clawback Eligible Incentive Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

(i)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(j)“Executive Officer” shall mean any individual who is or was an executive officer as determined by the Board in accordance with the definition of “executive officer” as set forth in the Clawback Rules and any other senior executive, employee or other personnel of the Company who may from time to time be deemed subject to this Dodd-Frank Act Restatement Clawback Policy by the Board. For the avoidance of doubt, the Board shall have full discretion to determine which individuals in the Company shall be considered an “Executive Officer” for purposes of this Dodd-Frank Act Restatement Clawback Policy.

(k)“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return shall for purposes of this Dodd-Frank Act Restatement Clawback Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure (i) includes “non-GAAP” financial measures for purposes of Regulation G of the Exchange Act, as well as other measures, metrics and ratios that are not non-GAAP measures; and (ii) need not be presented within the Company’s financial statements or included in a filing with the SEC.

(l)“Impracticable” shall mean, in accordance with the good faith determination of the Board, or if the Board does not consist of independent directors, a majority of the independent directors serving on the Board, that recovery would be impracticable and any of the following conditions are met: (i) the direct expenses paid to a third party to assist in enforcing this Dodd-Frank Act Restatement Clawback Policy against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such reasonable attempt(s) and provided such documentation to the Listing Exchange; (ii) recovery would violate Marshall Islands law where that law was adopted prior to November 28, 2022, provided that, before concluding that it would be Impracticable to recover any amount of Erroneously Awarded Compensation based on violation of Marshall Islands law, the Company has obtained an opinion of Marshall Islands counsel, acceptable to the Listing Exchange, that recovery would result in such a violation and a copy of the opinion is provided to the Listing Exchange; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the

Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

(m)“Incentive-based Compensation” shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(n)“Listing Exchange” shall mean the New York Stock Exchange or such other U.S. national securities exchange or national securities association on which the Company’s securities are listed.

(o)“Method of Recovery” shall include, but is not limited to: (i) requiring reimbursement of Erroneously Awarded Compensation; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (iii) offsetting the Erroneously Awarded Compensation from any compensation otherwise owed by the Company to the Executive Officer; (iv) cancelling outstanding vested or unvested equity awards; and/or (v) taking any other remedial and recovery action permitted by applicable law, as determined by the Board.

(p)“Policy” shall mean this Dodd-Frank Act Restatement Clawback Policy, as may be amended and/or restated from time to time.

(q)“Received” shall, with respect to any Incentive-based Compensation, mean deemed receipt and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the Financial Reporting Measure is achieved, even if the Incentive-based Compensation continues to be subject to the service-based vesting condition.

(r)“Restatement Date” shall mean the earlier to occur of: (i) the date the Board or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

(s)“SEC” shall mean the U.S. Securities and Exchange Commission.

(t)“Supplemental Clawback Policy” shall mean the Supplemental Clawback Policy, as may be amended and/or restated from time to time, which is Part B of the Incentive Compensation Recoupment Policy, as may be amended and/or restated from time to time.

4.Repayment of Erroneously Awarded Compensation.

(a)In the event the Company is required to prepare an Accounting Restatement, the Board shall reasonably promptly (in accordance with the applicable Clawback Rules) determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall reasonably promptly thereafter provide each

Executive Officer with written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. For Clawback Eligible Incentive Compensation based on stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Board based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Clawback Eligible Incentive Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the Listing Exchange). The Board is authorized to engage, on behalf of the Company, any third-party advisors it deems advisable in order to perform any calculations contemplated by this Dodd-Frank Act Restatement Clawback Policy. For the avoidance of doubt, recovery under this Dodd-Frank Act Restatement Clawback Policy with respect to an Executive Officer shall not require the finding of any misconduct by such Executive Officer or such Executive Officer being found responsible for the accounting error leading to an Accounting Restatement.

(b)In the event that any repayment of Erroneously Awarded Compensation is owed to the Company, the Board shall recover reasonably promptly the Erroneously Awarded Compensation through any Method of Recovery it deems reasonable and appropriate in its discretion based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. For the avoidance of doubt, except to the extent permitted pursuant to the Clawback Rules, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder. Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated in this Section 4(b) if recovery would be Impracticable. In implementing the actions contemplated in this Section 4(b), the Board will act in accordance with the listing standards and requirements of the Listing Exchange and with the applicable Clawback Rules.

5.Reporting and Disclosure. The Company shall file all disclosures with respect to this Dodd-Frank Act Restatement Clawback Policy in accordance with the requirements of U.S. federal securities laws, including any disclosure required by applicable SEC rules.

6.Indemnification Prohibition. The Company shall not be permitted to indemnify any Executive Officer against the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Dodd-Frank Act Restatement Clawback Policy and/or pursuant to the Clawback Rules or to pay or reimburse any Executive Officer for the cost of third-party insurance purchased by an Executive Officer to cover any such loss under this Dodd-Frank Act Restatement Clawback Policy and/or pursuant to the Clawback Rules. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation from the application of this Dodd-Frank Act Restatement Clawback Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation and this Dodd-Frank Act Restatement Clawback Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date). Any such purported indemnification (whether oral or in writing) shall be null and void.

7.Interpretation. The Board is authorized to interpret and construe this Dodd-Frank Act Restatement Clawback Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Dodd-Frank Act Restatement Clawback Policy. It is intended that this Dodd-Frank Act Restatement Clawback Policy be interpreted in a manner that is consistent with the requirements of the Clawback Rules. The terms of this Dodd-Frank Act Restatement Clawback Policy shall also be construed and enforced in such a manner as to comply with applicable law, including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any other law or regulation that the Board determines is applicable. In the event any provision of this Dodd-Frank Act Restatement Clawback Policy is determined to be unenforceable or invalid under applicable law, such provision shall be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required by applicable law.

8.Effective Date. This Dodd-Frank Act Restatement Clawback Policy shall be effective as of the Effective Date.

9.Amendment; Termination. The Board may modify or amend this Dodd-Frank Act Restatement Clawback Policy, in whole or in part, from time to time in its discretion and shall amend any or all of the provisions of this Dodd-Frank Act Restatement Clawback Policy as it deems necessary, including as and when it determines that it is legally required by the Clawback Rules, or any federal securities law, SEC rule or Listing Exchange rule. The Board may terminate this Dodd-Frank Act Restatement Clawback Policy at any time. Notwithstanding anything in this Section 9 to the contrary, no amendment or termination of this Dodd-Frank Act Restatement Clawback Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate the Clawback Rules, or any federal securities law, SEC rule or Listing Exchange rule. Furthermore, unless otherwise determined by the Board or as otherwise amended, this Dodd-Frank Act Restatement Clawback Policy shall automatically be deemed amended in a manner necessary to comply with any change in the Clawback Rules.

10.Other Recoupment Rights; No Additional Payments. The Board intends that this Dodd-Frank Act Restatement Clawback Policy will be applied to the fullest extent permitted by applicable law. The Board may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Dodd-Frank Act Restatement Clawback Policy. Executive Officers shall be deemed to have accepted continuing employment on terms that include compliance with this Dodd-Frank Act Restatement Clawback Policy, to the extent of its otherwise applicable provisions, and to be contractually bound by its enforcement provisions. Executive Officers who cease employment or service with the Company shall continue to be bound by the terms of this Dodd-Frank Act Restatement Clawback Policy with respect to Clawback Eligible Incentive Compensation. Any right of recoupment under this Dodd-Frank Act Restatement Clawback Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any similar policy (such as the Supplemental Clawback Policy), any employment agreement, cash-based bonus plan, equity award agreement or similar agreement and any other legal remedies available to the Company. To the extent that an

Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Dodd-Frank Act Restatement Clawback Policy, as determined by the Board in its sole discretion. Nothing in this Dodd-Frank Act Restatement Clawback Policy precludes the Company from implementing any additional clawback or recoupment policies with respect to Executive Officers or any other service provider of the Company (whether pursuant to the Supplemental Clawback Policy or otherwise). Application of this Dodd-Frank Act Restatement Clawback Policy does not preclude the Company from taking any other action to enforce any Executive Officer’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings or any other remedies that may be available to the Company with respect to any Executive Officer. For the avoidance of doubt, this Dodd-Frank Act Restatement Clawback Policy is independent of and does not incorporate the Supplemental Clawback Policy.

11.Successors. This Dodd-Frank Act Restatement Clawback Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, estates, heirs, executors, administrators or other legal representatives to the extent required by the Clawback Rules or as otherwise determined by the Board.

Part B: Supplemental Clawback Policy

1.Purpose. The purpose of the Supplemental Clawback Policy (this “Supplemental Clawback Policy”) is to describe the circumstances in which the Board may, in its good faith discretion, require Officers to repay all or a portion of the Incentive Compensation to the Company.

2.Administration. The Board shall have full authority to administer this Supplemental Clawback Policy. Any determinations made by the Board shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by this Supplemental Clawback Policy. Subject to any limitation under applicable law, the Board may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Supplemental Clawback Policy (other than with respect to any recovery under this Supplemental Clawback Policy involving such officer or employee).

3.Definitions. For purposes of this Supplemental Clawback Policy, the following capitalized terms shall have the meanings set forth below.

(a)“Accounting-Related Discretionary Clawback Event” shall mean the Board’s determination that (i) a Restatement is necessary and (ii) an Officer was paid or awarded Incentive Compensation within the Look-Back Period that was in excess of the amount that would have been paid or awarded to the Officer had such Incentive Compensation been calculated based on Restatement results.

(b)“Board” shall have the meaning as set forth in the preamble to the Incentive Compensation Recoupment Policy, as may be amended and/or restated from time to time.

(c)“Company” shall have the meaning set forth in the preamble to the Incentive Compensation Recoupment Policy, as may be amended and/or restated from time to time.

(d)“Discretionary Clawback Event” shall mean Accounting-Related Discretionary Clawback Event and/or Misconduct-Related Discretionary Clawback Event.

(e)“Dodd-Frank Act Restatement Clawback Policy” shall mean the Dodd-Frank Act Restatement Clawback Policy, as may be amended and/or restated from time to time, which is Part A of the Incentive Compensation Recoupment Policy, as may be amended and/or restated from time to time.

(f)“Effective Date” shall be the effective date of the Prior Policy (as defined in the preamble to the Incentive Compensation Recoupment Policy), as amended and restated as of October 2, 2023.

(g)“Incentive Compensation” shall mean cash bonuses and compensatory awards of the Company’s common stock (“Common Stock”) or compensatory awards determined with regard to Common Stock (including restricted stock units or options).

(h)“Look-Back Year” shall mean each of the five fiscal years of the Company prior to the fiscal year in which the Board commences action toward determining whether a clawback is necessary.

(i)“Misconduct-Related Discretionary Clawback Event” shall mean, with respect to an Officer, the occurrence of any of the following events, as reasonably determined by the Board in its discretion: (i) the Officer’s failure to attempt in good faith to perform his or her lawful duties (other than as a result of disability); (ii) the Officer’s willful misconduct or gross negligence of a material nature in connection with the performance of his or her duties as an employee, which is or could reasonably be expected to be materially injurious to the Company (whether financially, reputationally or otherwise); (iii) a breach by the Officer of the Officer’s fiduciary duty or duty of loyalty to the Company; (iv) the Officer’s intentional and unauthorized removal, use or disclosure of the Company’s document (in any medium or form) relating to the Company or the customers of the Company and which is not pursuant to his or her lawful duties and may be injurious to the Company or its customers; (v) the willful performance by the Officer of any act or acts of dishonesty in connection with or relating to the Company’s business, or the willful misappropriation (or willful attempted misappropriation) of any of the Company’s funds or property; (vi) the indictment of the Officer for, or a plea of guilty or nolo contendere by the Officer to, any felony or other serious crime involving moral turpitude; (vii) a material breach of any of the Officer’s obligations under any agreement entered into between the Officer and the Company that is material to either (A) the employment relationship between Company and the Officer or (B) the relationship between the Company and the Officer as investor or prospective investor in the Company; or (viii) a material breach of the Company’s policies or procedures, which breach causes or could reasonably be expected to cause material harm to the Company or its business reputation.

(j)“Officer” shall mean (i) any person who is an Executive Officer (as defined in the Dodd-Frank Act Restatement Clawback Policy), and (ii) any employee of the Company or any of its subsidiaries serving as the head of a group-wide internal function (for example, human resources, information technology, investor relations, government relations, strategic finance, the Company’s lightering business, or any role similar in nature or scope to any of the foregoing), in each case who holds one or more such positions at the time of payment or award of the applicable Incentive Compensation or at any time during the measuring period for an Incentive Compensation payment or award.

(k)“Policy” shall mean this Supplemental Clawback Policy, as may be amended and/or restated from time to time.

(l)“Restatement” shall mean any correction due to a material misstatement or inaccuracy in the financial or operating results or other Company performance metrics taken into account, regardless of whether such material misstatement or inaccuracy is due to actions (or lack of actions) of the Officer. For purposes of this Supplemental Clawback Policy, a Restatement shall not include a restatement due solely to changes in accounting principles or applicable law.

4.Repayment of Erroneously Awarded Compensation.

(a)In the event of a Clawback Event, the Board may, in its good faith discretion, require the Officer to repay all or a portion of the Incentive Compensation paid or awarded to the Officer within the Look-Back Year.  In the event of an Accounting-Related Clawback Event, the amount which the Board may require the Officer to repay shall not exceed the difference between (i) the actual amount of Incentive Compensation paid or awarded to the Officer with respect to such Look-Back Year and (ii) the amount of Incentive Compensation that the Board in good faith determines would have been paid or awarded to the Officer with respect to such Look-Back Year based on the Restatement results; provided, however, that the Board may not require the Officer to repay all or a portion of the Incentive Compensation paid or awarded to the Officer with respect to such Look-Back Year unless the Restatement is necessary due to the Officer’s fraud, misconduct, negligence or other knowing actual involvement.

(b)If the Board determines that any award of Incentive Compensation is recoverable from an Officer under this Policy, the Board shall notify the Officer in writing of its determination and the Officer shall promptly repay the amount of Incentive Compensation so determined. Further, the Board may, in its good faith discretion, seek recovery of such award from the Officer from any source or sources of compensation paid or payable and/or provided or to be provided to the Officer, including without limitation: repayment by the Officer of any prior Incentive Compensation payments, reduction of future payments of Incentive Compensation to the Officer, cancellation of outstanding Incentive Compensation granted to the Officer and/or recovery of any gains realized by the Officer on the exercise of stock options and gains realized upon the subsequent sale of vested restricted stock or shares of Common Stock acquired on the exercise of stock options. Notwithstanding the foregoing or anything herein to the contrary, the Board may not seek recovery of any amount of Incentive Compensation by reducing any future amount that is payable and/or to be provided to the Officer and that is considered “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder.

5.Interpretation. The Board is authorized to interpret and construe this Supplemental Clawback Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Supplemental Clawback Policy. In the event any provision of this Supplemental Clawback Policy is determined to be unenforceable or invalid under applicable law, such provision shall be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required by applicable law.

6.Effective Date. This Supplemental Clawback Policy shall be effective as of the Effective Date.

7.Amendment; Termination. The Board may modify or amend this Supplemental Clawback Policy, in whole or in part, from time to time in its discretion and shall amend any or all of the provisions of this Supplemental Clawback Policy as it deems necessary. The Board may terminate this Supplemental Clawback Policy at any time.

8.Other Recoupment Rights; No Additional Payments. The Board intends that this Supplemental Clawback Policy will be applied to the fullest extent permitted by applicable law. The Board may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Officer to agree to abide by the terms of this Supplemental Clawback Policy. Officers shall be deemed to have accepted continuing employment on terms that include compliance with this Supplemental Clawback Policy, to the extent of its otherwise applicable provisions, and to be contractually bound by its enforcement provisions. Officers who cease employment or service with the Company shall continue to be bound by the terms of this Supplemental Clawback Policy. Any right of recoupment under this Supplemental Clawback Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any similar policy (such as the Dodd-Frank Act Restatement Clawback Policy), any employment agreement, cash-based bonus plan, equity award agreement or similar agreement and any other legal remedies available to the Company. Nothing in this Supplemental Clawback Policy precludes the Company from implementing any additional clawback or recoupment policies with respect to Officers or any other service provider of the Company (whether pursuant to the Dodd-Frank Act Restatement Clawback Policy or otherwise). Application of this Supplemental Clawback Policy does not preclude the Company from taking any other action to enforce any Officer’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings or any other remedies that may be available to the Company with respect to any Officer. For the avoidance of doubt, this Supplemental Clawback Policy is independent of and does not incorporate the Dodd-Frank Act Restatement Clawback Policy.

9.Successors. This Supplemental Clawback Policy shall be binding and enforceable against all Officers and their beneficiaries, estates, heirs, executors, Boards or other legal representatives to the extent determined by the Board.

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Exhibit A

INTERNATIONAL SEAWAYS, INC.

INCENTIVE COMPENSATION RECOUPMENT POLICY

ACKNOWLEDGEMENT AND ACCEPTANCE FORM

Capitalized terms used but not otherwise defined in this Acknowledgement and Acceptance Form shall have the meanings ascribed to such terms in the rules related to clawback as may be required by the New York Stock Exchange (the “NYSE”), the Securities and Exchange Commission (the “SEC”) or other applicable regulatory agency, (together, the “Clawback Rules”).

By signing below, the undersigned individual (the “Undersigned”) acknowledges and confirms to International Seaways, Inc. (the “Company”) that the Undersigned has received and reviewed a copy of the Incentive Compensation Recoupment Policy (as may be amended and/or restated from time to time, the “Two-Part Clawback Policy”) and, in addition, the Undersigned acknowledges and agrees as follows:

(a)the Undersigned is and will continue to be subject to the Two-Part Clawback Policy;

(b)the Two-Part Clawback Policy will apply both during and after the Undersigned’s employment with the Company;

(c)to the extent necessary to comply with the Two-Part Clawback Policy, the Two-Part Clawback Policy hereby supplements or amends any employment agreement, equity award agreement or similar agreement that the Undersigned is a party to with the Company and shall apply and govern all compensation received by the Undersigned regardless of whether such compensation was granted pursuant to a document, plan or agreement with (or without) an entirety clause that makes no reference to the Two-Part Clawback Policy or the Clawback Rules unless expressly otherwise stated in such document, plan or agreement. The foregoing notwithstanding, unless otherwise expressly required to comply with the Clawback Rules, the Two-Part Clawback Policy will not amend or otherwise modify or replace any other remedies or rights of recoupment that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, cash-based bonus plan, equity award agreement or similar agreement and any other legal remedies available to the Company;

(d)the Undersigned shall abide by the terms of the Two-Part Clawback Policy, including, without limitation, by returning any Erroneously Awarded Compensation to the Company to the extent required by, and in a manner permitted by, the Two-Part Clawback Policy;

(e)any amounts payable to the Undersigned, including any Incentive-based Compensation, shall be subject to the Two-Part Clawback Policy in the sole discretion of the Board or as required by applicable law or the requirements of the listing exchange, and that such modification will be deemed to amend this acknowledgment;

(f)the Company may recover compensation paid to the Undersigned through any method of recovery the Board deems appropriate, and the Undersigned agrees to comply with any request or demand for repayment by the Company in order to comply with the Two-Part Clawback Policy;

(g)the recovery of Erroneously Awarded Compensation under the Two-Part Clawback Policy will not give rise to any right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company;

(h)the Company may, to the greatest extent permitted by applicable law, reduce any amount that may become payable to the Undersigned by any amount to be recovered by the Company pursuant to the Two-Part Clawback Policy to the extent such amount has not been returned by the Undersigned to the Company prior to the date that any subsequent amount becomes payable to the Undersigned; and

(i)any assertion or application of any rights under federal, state, local or foreign law or in contract or equity that would otherwise conflict with or narrow the Company’s authority to interpret, apply and enforce the Two-Part Clawback to its fullest extent, including but not limited to, the Company’s authority to withhold or divert wages pursuant to the Two-Part Clawback Policy, is hereby waived by the Undersigned.

This Acknowledgment and Acceptance Form may be electronically signed and any digital or electronic signatures (including pdf, facsimile or electronically imaged signatures provided by DocuSign or any other digital signature provider) appearing on this Acknowledgment and Acceptance Form are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

This Acknowledgment and Acceptance Form may be delivered by hand or sent by email to Steven Stulbaum, Chief People Officer, at HR@intlseas.com.

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